Exhibit 5.1

May 10, 2010

Windstream Corporation

4001 Rodney Parham Road

Little Rock, Arkansas 72212

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Windstream Corporation, a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the registration under the Securities Act of 1933 (the “Act”), as amended, on Form S-8 (the “Registration Statement”) of 10,000,000 additional shares of Common Stock, par value $.0001 per share, of the Company (the “Common Stock”), which may be issued or delivered under the Windstream Corporation Amended and Restated 2006 Equity Incentive Plan (the “Plan”).

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.

Based on the foregoing, it is my opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

2.	The shares of Common Stock which may be issued or delivered pursuant to the Plan, assuming (except as to treasury shares) that the per share consideration is at least equal to the par value of the Common Stock, will be, when issued or delivered, validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the U.S. Securities and Exchange Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ John P. Fletcher
John P. Fletcher
Executive Vice President,
General Counsel and Secretary